                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)*

                       Adelphia Business Solutions, Inc.
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                                (Name of Issuer)

                              Class A Common Stock
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                         (Title of Class of Securities)

                                    00684710
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this |_| statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 4 Pages

SEC 1745 (10-85)

CUSIP NO.  00684710                    13G             PAGE 2 OF 4 PAGES

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1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Massachusetts Financial Services Company ("MFS")
     I.R.S. Identification No.:  04-2747644
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)   /   /           (b)     /   /
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3    SEC USE ONLY
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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
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        NUMBER OF        5    SOLE VOTING POWER

           SHARES             572,924 shares of Class A Common Stock

     BENEFICIALLY
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         OWNED BY        6    SHARED VOTING POWER

             EACH
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        REPORTING        7    SOLE DISPOSITIVE POWER

           PERSON             763,654 shares of Class A Common Stock

             WITH
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8    SHARED DISPOSITIVE POWER

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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     763,654 shares of Class A Common Stock of which shares are also beneficially owned by certain other non-reporting entities as well as MFS.
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.1%
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12   TYPE OF REPORTING PERSON*
     IA
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G                                           PAGE 3 OF 4 PAGES

ITEM 1:   (a)   NAME OF ISSUER:

                Adelphia Business Solutions, Inc.

          (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                One North Main St.
                Coudersport, PA  16915-1141

ITEM 2:   (a)   NAME OF PERSON FILING:

                Massachusetts Financial Services Company ("MFS")

          (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                500 Boylston Street
                Boston, MA  02116

          (c)   CITIZENSHIP:

                See Item 4 on page 2

          (d)   TITLE OF CLASS OF SECURITIES:

                Class A Common Stock

          (e)   CUSIP NUMBER:

                00684710

ITEM 3:         See Item 12 on page 2

ITEM 4:   (a)   AMOUNT BENEFICIALLY OWNED:

                See Item 9 on page 2

          (b)   PERCENT OF CLASS:

                See Item 11 on page 2

          (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS VOTING AND DISPOSITIVE POWERS:

                See Items 5 and 7 on page 2

SCHEDULE 13G                                           PAGE 4 OF 4 PAGES

ITEM 5:         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                [ X ] This Schedule on Form 13-G is being filed to report that
                      MFS has ceased to be a beneficial owner of 5% or more of the common stock of Adelphia Business Solutions, Inc.

ITEM 6:         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                Inapplicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                Inapplicable

ITEM 8:         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Inapplicable

ITEM 9:         NOTICE OF DISSOLUTION OF GROUP:

                Inapplicable

ITEM 10:        CERTIFICATION:

                By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2001

Massachusetts Financial Services Company



By:  STEPHEN E. CAVAN
     Stephen E. Cavan
     Senior Vice President,
     Secretary and General Counsel